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                            October 6, 2021

       David C. Brown
       Chairman and Chief Executive Officer
       Victory Capital Holdings, Inc.
       15935 La Cantera Parkway
       San Antonio, TX 78256

                                                        Re: Victory Capital
Holdings, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 24,
2021
                                                            File No. 333-259784

       Dear Mr. Brown:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance